Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	6,000,000 shares	$57.60 (1)	$345,600,000 (1)	0.00011020	$38,085.12 (2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward	Equity	Common Stock	415(a)(6)	3,000,000 shares (2)	—	—	—	—	S-3	333-236825	3/02/2020	$30,412.14 (2)
Total Offering Amounts						—		—
Total Fee Offsets								—
Net Fee Due						—		$38,085.12 (2)

(1)

Computed pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the Securities Act), solely for the purpose of calculating the registration fee. Such amount is based on the average high and low prices of the registrant’s common stock reported on the New York Stock Exchange on February 28, 2020.

(2)

In accordance with Rule 415(a)(6), the registrant carried forward 3,000,000 shares of unsold common stock that were previously registered on Registration Statement No. 333-236825 pursuant to a prospectus supplement filed by the registrant on March 2, 2020. Pursuant to Rule 415(a)(6), the fee previously paid by the registrant with respect to such unsold shares of common stock continues to apply to such shares and no fees are due with respect to such shares. Accordingly, a registration fee of $38,085.12 with respect to the remaining 6,000,000 shares of common stock is being paid at this time.